Exhibit (a)(1)(E)

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
(Including the Associated Preferred Stock Purchase Rights)
of
EMULEX CORPORATION
at
$9.25 Net Per Share
by
FIJI ACQUISITION CORPORATION
a wholly owned subsidiary of
BROADCOM CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW
YORK CITY TIME, ON WEDNESDAY, JUNE 3, 2009 UNLESS THE OFFER IS EXTENDED.

May 5, 2009

To Our Clients:

Enclosed for your consideration are an Offer to Purchase, dated May 5, 2009 (the “Offer to Purchase”), and a related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Fiji Acquisition Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Broadcom Corporation, a California corporation (“Parent”), to purchase all the issued and outstanding shares (the “Common Shares”) of common stock, par value $0.10 per share, including the associated preferred stock purchase rights (the “Rights” and together with the Common Shares, the “Shares”), of Emulex Corporation, a Delaware corporation (the “Company”), other than Shares owned by Purchaser (and/or Parent or any of Parent’s subsidiaries), for $9.25 net per Share in cash (less any applicable withholding taxes and without interest), upon the terms and subject to the conditions set forth in the Offer to Purchase and the accompanying Letter of Transmittal. We are (or our nominee is) the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is invited to the following:

1. The tender price is $9.25 per Share, net to you in cash (less applicable withholding taxes and without interest).

2. The Offer is being made for all outstanding Shares.

3. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, Wednesday, June 3, 2009 unless the Offer is extended.

4. The Offer is conditioned upon, among other things, (i) there having been validly tendered and not properly withdrawn prior to the expiration of the Offer at least that number of Shares of the Company that, when added to the Shares then owned by Purchaser (and/or Parent or any of Parent’s subsidiaries), shall constitute a majority of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the exercise of any options), (ii) the Company’s board of directors redeeming the Rights, or Purchaser being satisfied in its sole discretion that the Rights have been invalidated or are otherwise inapplicable to the Offer and the proposed second-step merger described in the Offer to Purchase (the “Second-Step Merger”), (iii) Purchaser being satisfied, in its sole discretion, that the restrictions on business combinations with interested stockholders set forth in section 203 of the General Corporation Law of the State of Delaware are inapplicable to the Offer and the proposed Second-Step Merger described in the Offer to Purchase or any other business combination between the Company and Purchaser (and/or Parent or any of Parent’s subsidiaries), (iv) one or more of the following occurring: (a) the Company entering into a definitive merger agreement with Purchaser (and/or Parent or any of Parent’s subsidiaries) with respect to a merger of Purchaser (and/or Parent or any of Parent’s subsidiaries) and the Company, (b) Purchaser’s nominees constituting a majority of the board of directors of the Company or (c) there having been validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares that, when added to the Shares then owned by Parent or any of its subsidiaries, shall constitute at least 90% of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the exercise of any options), (v) any applicable waiting period having expired or been obtained, and any necessary or advisable consent, approval or clearance having been received, under any Antitrust Law (as defined in the Offer to Purchase) prior to the expiration of the Offer, and (vi) the Company not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Purchaser’s or Parent’s ability to acquire the Company or otherwise diminishing the expected value to Parent of the acquisition of the Company. The Offer is also subject to certain other conditions described in Section 14 of the Offer to Purchase.

5. Except as otherwise provided in Instruction 6 of the Letter of Transmittal, tendering stockholders will not be obligated to pay any stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

The Offer is being made solely by the Offer to Purchase and the accompanying Letter of Transmittal and is being made to holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Merrill Lynch & Co. or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Instructions with Respect to the Offer to Purchase for Cash
All Outstanding Shares of Common Stock (Including the Associated Preferred Stock Purchase Rights)
of
EMULEX CORPORATION

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated May 5, 2009, and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Fiji Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Broadcom Corporation, a California corporation, to purchase all of the issued and outstanding shares of common stock, par value $0.10 per share, including the associated preferred stock purchase rights (together with the shares of common stock, the “Shares”), of Emulex Corporation, a Delaware corporation.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Dated:

Number of Shares To Be Tendered:   Shares*

SIGN HERE

Signature(s)

Please Type or Print Name(s)

Please Type or Print Address

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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